Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-193531) pertaining to the EP Energy Corporation 2015 Omnibus Incentive Plan of our reports dated February 20, 2015, with respect to the consolidated financial statements of EP Energy Corporation, and the effectiveness of internal control over financial reporting of EP Energy Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Houston, Texas
February 20, 2015